SUBSIDIARIES OF U.S. HOME & GARDEN INC.


Name of Subsidiary                                     State of Incorporation
------------------                                     ----------------------

Ampro Industries, Inc.                                       Michigan

E-Garden, Inc.                                               North Carolina

Easy Gardener, Inc.                                          Delaware

Golden West Agri-Products, Inc.                              California

U.S. Home & Garden Trust I                                   Delaware

Weatherly Consumer Products Group, Inc.*                     Delaware

Weatherly Consumer Products, Inc.+                           Delaware

Weed Wizard Acquisition Corp.*                               Delaware



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* Subsidiary of Easy Gardener, Inc.

+ Subsidiary of Weatherly Consumer Products Group, Inc.